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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                 March 31, 1997

HealthPlan Services Corporation
3501 Frontage Road
Tampa, Florida 33607

Gentlemen:

     In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by HealthPlan Services Corporation, a Delaware corporation, (the "Company") with the Securities and Exchange Commission on March 31, 1997 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, you have requested that we furnish you with our opinion as to the legality of the 4,275,846 shares of the Company's common stock, $0.01 par value (the "Shares"), which are registered under the Registration Statement.

     In this regard, we have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of the Shares as we have deemed relevant under the circumstances.

     On the basis of the foregoing, it is our opinion that:

          1. The Company is duly organized and incorporated and is validly existing under the laws of the State of Delaware, with an authorized capitalization consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01 par value per share.

          2. The Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          FOWLER, WHITE, GILLEN, BOGGS,
                                          VILLAREAL AND BANKER, P.A.